Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES SECOND QUARTER FISCAL 2014
ENDS WITH 9% INCREASE IN REVENUE

Monett, MO, February 4, 2014 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced second quarter fiscal 2014 results with a 9% increase in revenue, an increase of 9% in gross profit and a 33% increase in net income over the second quarter of fiscal 2013. For the first six months of fiscal 2014, revenue increased 9%, with an increase of 10% in gross profit, and an increase of 25% in net income compared to last year.
For the quarter ended December 31, 2013, the company generated total revenue of $302.5 million compared to $278.7 million in the same quarter a year ago. Gross profit increased to $132.8 million from $122.2 million in the second quarter of last fiscal year. Net income in the current quarter was $54.0 million, or $0.63 per diluted share, compared to $40.5 million, or $0.47 per diluted share in the same quarter a year ago.
For the six months ended December 31, 2013, total revenue of $598.2 million was generated compared to $549.7 million in the first six months of fiscal 2013. Gross profit increased to $261.5 million compared to $238.2 million during the same period last fiscal year. Net income for the six months of fiscal 2014 totaled $103.8 million, or $1.21 per diluted share, compared to $83.0 million, or $0.96 per diluted share for the same six months in fiscal 2013.
According to Jack Prim, CEO, “We are pleased with the balanced performance in the quarter with continued strong organic revenue growth and further improvement in operating margins. Strong sales performances across all brands bode well for the future."
Operating Results
“For the quarter and first six months ended December 31, 2014, we had record revenue, gross profit and operating income compared to any respective periods in our history,” stated Tony Wormington, President. “The primary driver continues to be our Support and Services line of revenue, which grew organically 10% for both the quarter and year to date, compared to the prior year periods. Electronic payments and OutLink (data and item processing) continue to lead the growth within this line of revenue with 11% and 12% growth in the quarter, respectively, and 12% and 13% growth year to date, respectively. The growth is driven by new sales, cross-selling and growth in both transactions and number of accounts processed.”
License revenue for the second quarter decreased to $12.9 million, or 4% of second quarter total revenue, from $13.2 million, or 5% of second quarter total revenue a year ago. Support and service revenue increased 10% to $274.3 million, or 91% of total revenue in the second quarter of fiscal 2014 from $250.3 million, or 90% of total revenue for the same period a year ago. Within support and service revenue, electronic payment services (which include ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services) had the largest growth of $11.7 million or 12% in the second quarter compared to the same quarter a year ago. Hardware sales in the second quarter of fiscal 2014 increased 1% to $15.4 million, from $15.2 million in the second quarter of last fiscal year. Hardware revenue was 5% of total revenue in both periods.
For the six months ended December 31, 2013, license revenue decreased 5% to $24.7 million from $26.1 million a year ago. License revenue was 5% of total revenue last year, dropping to 4% in the current fiscal year. There was growth in all components of support and service revenue in the first six months of fiscal 2014 resulting in a 10% increase in support and service revenue, which expanded to $543.8 million in the first six months of fiscal 2014 from $494.9 million for the same period a year ago. Support and service as a percentage of total revenue increased to 91% of fiscal 2014 year-to-date revenue from 90% last year. Hardware sales in the first six months of fiscal 2014 increased 3% to $29.7 million, or 5% of total revenue, from $28.7 million, or 5% of total revenue, in the same period last year.
Cost of sales for the second quarter increased 8% to $169.7 million from $156.5 million in the second quarter of fiscal 2013. Gross profit increased 9% to $132.8 million for the second quarter this fiscal year from $122.2 million last year. Gross margin was 44% in both periods.
Cost of sales for the six months ended December 31, 2013 increased 8%, to $336.6 million from $311.5 million for the period ended December 31, 2012. Gross profit for the first six months of fiscal 2014 increased 10% to $261.5 million compared to $238.2 million last year. Gross margin was 44% for the six months ended December 31, 2013 compared to 43% for the same period last year.
Gross margin on license revenue for the second quarter of fiscal 2014 was 93% compared to 91% in the second quarter of fiscal 2013. For the six months ended December 31, 2013 gross margin on license was 90% compared to 91% for the six months ended December 31, 2012. The changes in license gross margin are the result of fluctuations in the sales mix of products delivered.
Support and service gross margin was 42% in the second quarter of both fiscal 2014 and fiscal 2013. The support and service gross margin was 43% for the six month periods ending December 31, 2013 compared to 42% in the same period last year. Hardware

JKHY Second Quarter Revenue Increases 9%
February 4, 2014

gross margins decreased for the second quarter to 29% from 31% for the same quarter last year. Year-to-date hardware gross margins remained consistent at 27% for the six month periods in both this fiscal year and last fiscal year.
Operating expenses decreased 21% in the second quarter of fiscal 2014 compared to the same quarter a year ago primarily due to the prior year expenses related to the flooding at our Lyndhurst, New Jersey item processing center. Selling and marketing expenses increased 6% in the current year second quarter to $21.1 million, or 7% of total revenue, from $19.9 million, or 7% of prior year second quarter revenue. Research and development expenses increased 3% to $16.1 million, or 5% of total revenue, from $15.7 million, or 6% of total revenue, for the second quarter in fiscal 2013. General and administrative costs decreased 55% in the current year second quarter to $12.1 million, or 4% of total revenue, from $27.2 million, or 10% of total revenue, in the second quarter of fiscal 2013. Excluding the Lyndhurst, New Jersey expenses and income from both periods, general and administrative costs increased 11%* for the second quarter compared to the same period last year.
According to Kevin Williams, CFO, "Our results for the quarter were slightly ahead of our internal plan without the unusual event that occurred in the quarter. Normal operations produced diluted earnings per share of $0.61, which was increased by $0.02 from the final insurance settlement related to prior year’s natural disaster. Prior year normal operations produced diluted earnings per share of $0.54, which was increased $0.03 to the $0.57 Non-GAAP number disclosed below from the release of some tax benefits in that quarter, and negatively impacted by $0.10 for the impact of the natural disaster that occurred during the quarter, which resulted in actual GAAP results of $0.47 earnings per share for the quarter."

(In Thousands, Except Per Share Data)	Three Months Ended
	GAAP		Non-GAAP*	Non-GAAP*	Adjusted
	December 31,	Lyndhurst,	December 31,	December 31,	Quarterly
	2013	New Jersey	2013	2012	Variance*

Gross Profit	132,818	—	132,818	122,237	9%

Operating Expenses	49,345	2,900	52,245	49,123	6%

Operating Income	83,473	(2,900)	80,573	73,114	10%

Interest Income (Expense)	(138)	—	(138)	(1,071)	(87)%

Income Before Income Taxes	83,335	(2,900)	80,435	72,043	12%

Provision for Income Taxes	29,353	(1,021)	28,332	22,745	25%

Net Income	$53,982	$(1,879)	$52,103	$49,298	6%

Diluted weighted average shares outstanding	85,986	85,986	85,986	86,639

Diluted earnings per share	$0.63	$(0.02)	$0.61	$0.57
For the six months ended December 31, 2013, operating expenses decreased 9% to $100.7 million, compared to $111.2 million for the same period a year ago. Selling and marketing expenses increased 6% in the six months ended December 31, 2013 to $42.5 million from $40.1 million in the prior year, and remained at 7% of total revenue for both fiscal years. Research and development expenses increased 5% to $31.8 million, or 5% of total revenue, for fiscal 2014 year to date, from $30.3 million, or 6% of total revenue, last year. General and administrative costs decreased 35% to $26.4 million in the first six months of fiscal year 2014, from $40.8 million for the same period a year ago, and also decreased to 4% of total revenue in fiscal 2014 from 7% in fiscal 2013. The decrease in general and administrative costs is primarily due to the prior year expenses related to the flooding at our Lyndhurst, New Jersey item processing center noted above.
Operating income increased 40% to $83.5 million, or 28% of second quarter revenue, compared to $59.4 million, or 21% of revenue in the second quarter of fiscal 2013. Provision for income taxes increased 64% in the current second quarter compared to the same quarter in fiscal 2013 and is 35.2% of income before income taxes this quarter compared to 30.6% of income before income taxes for the same period in fiscal 2013. The tax rate was higher due primarily to the recognition of previously unrecognized tax benefits during the prior year quarter. Second quarter net income totaled $54.0 million, or $0.63 per diluted share, compared to $40.5 million, or $0.47 per diluted share in the second quarter of fiscal 2013.
Operating income increased 27% to $160.8 million for the first six months of fiscal 2014 compared to $126.9 million for the same period a year ago. Year to date operating income was 27% of total revenue in fiscal 2014 compared to 23% in the prior fiscal year. Provision for income taxes as a percentage of income before income taxes increased to 35.4% year to date in fiscal 2014 from 33.5% year to date in fiscal 2013. Net income for the six month period totaled $103.8 million for fiscal 2014, or $1.21 per diluted share, compared to $83.0 million, or $0.96 per diluted share, for fiscal 2013.
For the second quarter of fiscal 2014, the bank systems and services segment revenue increased 10% to $229.9 million from $208.1 million in the same quarter last year. Gross margin was 44% in both the current and prior year fiscal quarters. The credit union systems and services segment revenue increased 3% to $72.7 million with a gross margin of 45% for the second quarter of 2014 from $70.6 million and a gross margin of 45% in the same period a year ago.

JKHY Second Quarter Revenue Increases 9%
February 4, 2014

For the six months ended December 31, 2013, the bank systems and services segment revenue increased 10% to $450.9 million from $410.6 million with a gross margin of 43% for both the current and prior year periods. The credit union systems and services segment revenue increased 6% to $147.3 million for the first six months of fiscal 2014 from $139.1 million in the same period a year ago, with gross margin increasing to 46% in the current year, compared to 44% for the same six month period last year.
Balance Sheet, Cash Flow, and Backlog Review
At December 31, 2013, cash and cash equivalents decreased to $155.5 million from $192.9 million at December 31, 2012. Trade receivables increased to $136.4 million from $129.5 million a year ago. Current and long term debt decreased from $129.3 million a year ago to $9.7 million at December 31, 2013 primarily due to the full repayment on the term loan in the fourth quarter of fiscal 2013. Deferred revenue increased to $200.3 million at December 31, 2013, compared to $196.1 million a year ago. Stockholders' equity increased 9% to $1,145.4 million at December 31, 2013, compared to $1,046.6 million a year ago.
Backlog increased 11% at December 31, 2013 to $503.8 million ($122.3 million in-house and $381.5 million outsourcing) from $452.2 million ($89.8 million in-house and $362.4 million outsourcing) at December 31, 2012. Backlog remained consistent with September 30, 2013, which was $503.1 million ($116.9 million in-house and $386.3 million outsourcing).
Cash provided by operations totaled $131.3 million in the current year compared to $119.2 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Six Months Ended December 31,
	2013	2012
Net income	$103,770	$82,981
Non-cash expenses	60,479	56,202
Change in receivables	94,694	89,193
Change in deferred revenue	(104,293)	(99,881)
Change in other assets and liabilities	(23,334)	(9,327)
Net cash provided by operating activities	$131,316	$119,168
Cash used in investing activities for fiscal 2014 of $55.1 million included capital expenditures of $21.9 million, capitalized software development of $29.0 million, and $7.0 million for internal use software. Cash used in investing activities for fiscal 2013 was $42.7 million included capital expenditure on facilities and equipment of $19.0 million and $23.8 million for the development of software.
During fiscal 2014, net cash used in financing activities for the current fiscal year is $48.7 million and includes payment of dividends of $34.1 million, repayments on our credit facilities of $13.6 million and $0.9 million related to stock option exercises. Net cash used in financing activities for the prior fiscal year was $40.9 million and includes payment of dividends of $19.8 million, repayments on our credit facilities of $17.3 million and purchases of treasury shares totaling $9.3 million. Cash used in financing activities was partially offset by net proceeds of $5.5 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on February 5, 2014; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
* The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare the Company's earnings per share results in a more consistent manner for the three and six months ended December 31, 2013.  Details relating to the non-GAAP financial measures for the three months ended December 31, 2012 can be obtained in our Form 10-Q for the quarter ended December 31, 2012. The non-GAAP measures should be considered supplemental and not a substitute for the Company's net income and earnings per share results that were recorded in accordance with GAAP for the periods presented.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Second Quarter Revenue Increases 9%
February 4, 2014

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2013	2012		2013	2012
REVENUE
License	$12,893	$13,210	(2)%	$24,671	$26,074	(5)%
Support and service	274,276	250,310	10%	543,820	494,895	10%
Hardware	15,356	15,174	1%	29,694	28,727	3%
Total	302,525	278,694	9%	598,185	549,696	9%
COST OF SALES
Cost of license	947	1,251	(24)%	2,359	2,329	1%
Cost of support and service	157,893	144,683	9%	312,477	288,101	8%
Cost of hardware	10,867	10,523	3%	21,808	21,101	3%
Total	169,707	156,457	8%	336,644	311,531	8%
GROSS PROFIT	132,818	122,237	9%	261,541	238,165	10%
Gross Profit Margin	44%	44%		44%	43%
OPERATING EXPENSES
Selling and marketing	21,071	19,937	6%	42,529	40,126	6%
Research and development	16,142	15,691	3%	31,814	30,337	5%
General and administrative	12,132	27,181	(55)%	26,382	40,759	(35)%
Total	49,345	62,809	(21)%	100,725	111,222	(9)%
OPERATING INCOME	83,473	59,428	40%	160,816	126,943	27%
INTEREST INCOME (EXPENSE)
Interest income	129	190	(32)%	260	378	(31)%
Interest expense	(267)	(1,261)	(79)%	(546)	(2,602)	(79)%
Total	(138)	(1,071)	(87)%	(286)	(2,224)	(87)%
INCOME BEFORE INCOME TAXES	83,335	58,357	43%	160,530	124,719	29%
PROVISION FOR INCOME TAXES	29,353	17,852	64%	56,760	41,738	36%
NET INCOME	$53,982	$40,505	33%	$103,770	$82,981	25%
Diluted net income per share	$0.63	$0.47		$1.21	$0.96
Diluted weighted average shares outstanding	85,986	86,639		85,920	86,622

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2013	2012
Cash and cash equivalents				$155,501	$192,854	(19)%
Receivables				136,369	129,462	5%
Total assets				1,582,144	1,569,508	1%

Accounts payable and accrued expenses				$62,024	$63,069	(2)%
Current and long term debt				9,678	129,303	(93)%
Deferred revenue				200,304	196,119	2%
Stockholders' Equity				1,145,447	1,046,563	9%